Exhibit 99.1

SB Financial Group Announces First Quarter 2023 Results

DEFIANCE, OH, April 20, 2023 -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management, private client and title insurance services today reported earnings for the first quarter ended March 31, 2023.

First quarter 2023 highlights:

●	Net income of $2.5 million decreased 12.9 percent compared to the prior year with diluted earnings per share (“EPS”) of $0.35

●	Adjusted for Mortgage Servicing Rights recapture (“OMSR”), net income is higher by 14.0 percent compared to the prior year

●	Noninterest expense of $10.8 million declined 0.8 percent from the prior year

●	Loan growth of $14.2 million from the linked quarter, or 5.9 percent annualized

●	Deposit growth of $23.5 million from the linked quarter, or 8.6 percent annualized

●	Stable asset quality with nonperforming assets at 35 basis points

Earnings Highlights	Three Months Ended
($ in thousands, except per share & ratios)	Mar. 2023	Mar. 2022	% Change
Operating revenue	$13,990	$14,279	-2.0%
Interest income	13,824	9,395	47.1%
Interest expense	3,500	918	281.3%
Net interest income	10,324	8,477	21.8%
Provision for credit losses	250	-	0.0%
Noninterest income	3,666	5,802	-36.8%
Noninterest expense	10,773	10,859	-0.8%
Net income	2,450	2,813	-12.9%
Earnings per diluted share	0.35	0.40	-12.5%
Return on average assets	0.73%	0.83%	-12.0%
Return on average equity	8.37%	8.08%	3.6%

“Our Company experienced the volatility of the banking sector this quarter and it has impacted our earnings results” said Mark A. Klein, Chairman, President, and CEO of SB Financial. “Liquidity concerns resulted in a much more competitive arena for deposits and funding in the quarter, which drove our deposit beta significantly higher and reduced margin income. We still were able to add loan balances in the quarter even as we have begun to examine all of our credit underwriting standards.”

RESULTS OF OPERATIONS

Consolidated Revenue

Total operating revenue, consisting of net interest income and noninterest income, was down from both the linked quarter and the prior year quarter by 4.3 and 2.0 percent, respectively. Operating revenue was negatively impacted by the decline in mortgage banking revenue and higher funding costs.

●	Net interest income was down 5.3 percent from the linked quarter but up 21.8 percent from the year ago quarter.

●	Net interest margin was up from the prior year by 68 basis points, primarily from the shift in mix of our balance sheet with cash and securities reallocated to the loan portfolio offset by the shift in our funding mix to higher cost term deposits.

●	Noninterest income was down 36.8 percent from the year ago quarter, due to lower mortgage volume and OMSR recapture.

Mortgage Loan Business

Mortgage loan originations for the first quarter of 2023 were $49.3 million, down $48.0 million, or 49.3 percent, from the year-ago quarter; likewise, total sales of originated loans were $22.6 million, down $49.5 million, or 68.7 percent.

Net mortgage banking revenue, consisting of gains on the sale of mortgage loans and net loan servicing fees, was $1.2 million for the first quarter of 2023, compared to $2.9 million for the year-ago quarter. The mortgage servicing valuation adjustment for the first quarter of 2023 was a positive $0.1 million, compared to a positive adjustment of $0.9 million for the first quarter of 2022. The servicing portfolio at March 31, 2023, was $1.34 billion, which was down 2.3 percent to the prior year.

Mr. Klein noted, “While we added producers in our high growth markets of Indianapolis and Columbus, mortgage origination volume was constrained by the rate environment. Our pipelines are improving and notably nearly 75 percent of the pipeline is saleable product, which is back to our more normal business model.”

Mortgage Banking ($ in thousands)	Mar. 2023	Dec. 2022	Sep. 2022	Jun. 2022	Mar. 2022	Annual Growth
Mortgage originations	$49,366	$51,219	$68,557	$95,454	$97,394	$(48,028)
Mortgage sales	25,803	23,590	39,176	49,915	72,154	(46,351)
Mortgage servicing portfolio	1,344,158	1,352,016	1,362,666	1,369,732	1,375,554	(31,396)
Mortgage servicing rights	13,548	13,503	13,473	13,408	13,135	413

Mortgage servicing revenue
Loan servicing fees	844	851	858	863	861	(17)
OMSR amortization	(292)	(310)	(396)	(496)	(547)	255
Net administrative fees	552	541	462	367	314	238
OMSR valuation adjustment	56	86	65	239	890	(834)
Net loan servicing fees	608	627	527	606	1,204	(596)
Gain on sale of mortgages	599	550	876	1,196	1,676	(1,077)
Mortgage banking revenue, net	$1,207	$1,177	$1,403	$1,802	$2,880	$(1,673)

Noninterest Income and Noninterest Expense

Noninterest income declined for the first quarter, from both the linked quarter and prior year. Gain-on-sale from mortgage loans were down significantly from the prior year and total sales were down over $46 million. The Title insurance business was off nearly 40 percent, reflecting the lower level of residential volume.

For the first quarter of 2023, noninterest expense of $10.8 million was down $0.1 million or 0.8 percent compared to the prior year quarter. Overall head count is down from the linked quarter by 4.9 percent as we continue to right size the mortgage business line. Commission expense for both mortgage and SBA is down compared to the prior year due to the lower total origination volume.

Mr. Klein stated, “We have undertaken a full scale review of our expense structure as we understand the headwinds that revenue growth will encounter in 2023. Our mortgage business line infrastructure has been reduced and we are looking at other areas to provide meaningful expense reductions.”

Noninterest Income / Noninterest Expense						Annual
($ in thousands, except ratios)	Mar. 2023	Dec. 2022	Sep. 2022	Jun. 2022	Mar. 2022	Growth
Noninterest Income (NII)	$3,666	$3,713	$4,043	$4,673	$5,802	$(2,136)
NII / Total Revenue	26.2%	25.4%	27.9%	32.8%	40.6%	-14.4%
NII / Average Assets	1.1%	1.1%	1.2%	1.4%	1.7%	-0.6%
Total Revenue Growth	-2.0%	-6.7%	-13.2%	-9.1%	-46.9%	44.9%

Noninterest Expense (NIE)	$10,773	$10,269	$10,384	$10,802	$10,859	$(86)
Efficiency Ratio	76.9%	70.2%	71.6%	75.6%	75.9%	1.0%
NIE / Average Assets	3.2%	3.1%	3.2%	3.3%	3.2%	0.0%
Net Noninterest Expense/Avg. Assets	-2.1%	-2.0%	-2.0%	-1.9%	-1.5%	-0.6%
Total Expense Growth	-0.8%	-11.2%	-7.7%	-2.5%	-0.5%	-0.3%

Balance Sheet

Total assets as of March 31, 2023, were $1.34 billion, or in line with the year ago quarter primarily due to the increase in the loan portfolio which was offset by declines in cash and investments. Total shareholders’ equity as of March 31, 2023, was $119.8 million, down from the prior year but compared to the linked quarter was higher due to the declining impairment of our bond portfolio. Excluding the impact of the valuation adjustment, equity increased $3.1 million or 2.1 percent. Our adoption of CECL on January 1st resulted in a reduction of equity that was transferred into our allowance for credit losses. SB Financial repurchased 56,000 shares of our stock during the quarter.

The investment portfolio of $237.9 million, represented 17.7 percent of assets at March 31, 2023, and was down $27.4 million or 10.3 percent from the year-ago period. Total loans held for investment were $976.3 million at March 31, 2023, up $125.6 million, or 14.8 percent, from March 31, 2022.

Deposit balances of $1.11 billion at March 31, 2023, decreased by $27.9 million, or 2.5 percent, since March 31, 2022. However, deposits have increased from the linked quarter by $23.5 million and have increased for three consecutive quarters. The growth in deposits has come with a significant shift in the mix as time deposits now comprise 21.1 percent of the total compared to 13.1 percent at March 31, 2022.

Mr. Klein continued, “Loan growth continued in the quarter and compared to the prior year we have increased our loan portfolio by over $125 million which has led to a positive mix shift on the asset side of the balance sheet. Like every community bank, the quest for deposits and low-cost funding was challenging. We are pleased that we have been able to grow deposits over the last three quarters, albeit at a higher cost.”

Loan Balances						Annual
($ in thousands, except ratios)	Mar. 2023	Dec. 2022	Sep. 2022	Jun. 2022	Mar. 2022	Growth
Commercial	$126,065	$128,534	$128,565	$127,711	$124,857	$1,208
% of Total	12.9%	13.4%	13.9%	14.3%	14.7%	1.0%
Commercial RE	419,024	412,636	404,710	404,260	400,101	18,923
% of Total	42.9%	42.9%	43.7%	45.1%	47.0%	4.7%
Agriculture	57,761	64,388	60,522	60,586	55,741	2,020
% of Total	5.9%	6.7%	6.5%	6.8%	6.6%	3.6%
Residential RE	309,684	291,512	267,135	241,614	214,015	95,669
% of Total	31.7%	30.3%	28.9%	27.0%	25.2%	44.7%
Consumer & Other	63,778	65,005	64,317	61,440	55,957	7,821
% of Total	6.5%	6.8%	7.0%	6.9%	6.6%	14.0%
Total Loans	$976,312	$962,075	$925,249	$895,611	$850,671	$125,641
Total Growth Percentage						14.8%

Deposit Balances						Annual
($ in thousands, except ratios)	Mar. 2023	Dec. 2022	Sep. 2022	Jun. 2022	Mar. 2022	Growth
Non-Int DDA	$237,175	$256,799	$250,791	$239,676	$252,273	$(15,098)
% of Total	21.4%	23.6%	23.1%	22.4%	22.2%	-6.0%
Interest DDA	188,497	191,719	199,523	198,286	211,152	(22,655)
% of Total	17.0%	17.6%	18.4%	18.5%	18.6%	-10.7%
Savings	227,974	191,272	201,402	215,285	236,394	(8,420)
% of Total	20.5%	17.6%	18.5%	20.1%	20.8%	-3.6%
Money Market	222,203	255,995	258,975	276,274	289,699	(67,496)
% of Total	20.0%	23.6%	23.8%	25.8%	25.5%	-23.3%
Time Deposits	234,295	190,880	175,202	142,258	148,553	85,742
% of Total	21.1%	17.6%	16.1%	13.3%	13.1%	57.7%
Total Deposits	$1,110,144	$1,086,665	$1,085,893	$1,071,779	$1,138,071	$(27,927)
Total Growth Percentage						-2.5%

Asset Quality

SB Financial reported nonperforming assets of $4.7 million as of March 31, 2023, down $0.9 million or 16.0 percent from the year-ago quarter. The coverage ratio of problem loans to the allowance for credit losses was at 382.4 percent at March 31, 2023, which was up over 100 basis points from the prior year due in large part to the expansion of the allowance from the CECL adjustment of $1.4 million.

Nonperforming Assets						Annual
($ in thousands, except ratios)	Mar. 2023	Dec. 2022	Sep. 2022	Jun. 2022	Mar. 2022	Change
Commercial & Agriculture	$185	$114	$114	$140	$142	$43
% of Total Com./Ag. loans	0.10%	0.06%	0.06%	0.07%	0.08%	30.3%
Commercial RE	199	210	223	359	544	(345)
% of Total CRE loans	0.05%	0.05%	0.06%	0.09%	0.14%	-63.4%
Residential RE	2,742	2,967	3,129	3,176	3,198	(456)
% of Total Res. RE loans	0.89%	1.02%	1.17%	1.31%	1.49%	-14.3%
Consumer & Other	270	391	280	323	409	(139)
% of Total Con./Oth. loans	0.42%	0.60%	0.44%	0.53%	0.73%	-34.0%
Total Nonaccruing Loans	3,396	3,682	3,746	3,998	4,293	(897)
% of Total loans	0.35%	0.38%	0.40%	0.45%	0.50%	-20.9%
Accruing Restructured Loans	642	654	668	683	762	(120)
Total Change (%)						-15.7%
Total Nonaccruing & Restructured Loans	4,038	4,336	4,414	4,681	5,055	(1,017)
% of Total loans	0.41%	0.45%	0.48%	0.52%	0.59%	-20.1%
Foreclosed Assets and Other Assets	650	777	756	730	527	123
Total Change (%)						23.3%
Total Nonperforming Assets	$4,688	$5,113	$5,170	$5,411	$5,582	$(894)
% of Total assets	0.35%	0.38%	0.40%	0.42%	0.42%	-16.0%

Webcast and Conference Call

The Company will hold the first quarter 2023 earnings conference call and webcast on April 21, 2023, at 11:00 a.m. EDT. Interested parties may access the conference call by dialing 1-888-338-9469. The webcast can be accessed at ir.yourstatebank.com. An audio replay of the call will be available on the Company’s website.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 23 offices: 22 in nine Ohio counties and one in Fort Wayne, Indiana, and 23 ATMs. State Bank has six loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and title opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market with the ticker symbol “SBFG”.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, the duration and scope of the COVID-19 outbreak in the United States and the market areas in which SB Financial and its subsidiaries operate, including the impact to the state and local economies of prolonged shelter in place orders and the pandemic generally, risks and uncertainties inherent in the national and regional banking industry, changes in economic conditions in the market areas in which SB Financial and its subsidiaries operate, changes in policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in SB Financial and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, the loss of key personnel and other risks identified in SB Financial’s Annual Report on Form 10-K and documents subsequently filed by SB Financial with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and SB Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, except as required by law. All subsequent written and oral forward-looking statements attributable to SB Financial or any person acting on its behalf are qualified by these cautionary statements.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically pre-tax, pre-provision income, tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, total interest income – FTE, net interest income – FTE and net interest margin – FTE are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. In addition, the Company excludes the OMSR impairment from net income to report anon-GAAP adjusted net income level. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Investor Contact Information:

Mark A. Klein

Chairman, President and

Chief Executive Officer

Mark.Klein@YourStateBank.com

Anthony V. Cosentino

Executive Vice President and

Chief Financial Officer

Tony.Cosentino@YourStateBank.com